SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                     FORM 15

     Certification and Notice of Termination of Registration under section 12
(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15 (d) of the Securities Exchange Act of 1934.

                         Commission File Number 000-6101

                                SKLAR CORPORATION
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             (Exact name of registrant as specified in its charter)

             889 S. Matlack Street, West Chester, Pennsylvania 19382
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                              executive offices)

                      Series A Convertible Preferred Stock
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            (Title of each class of securities covered by this Form)

                                  Common Shares
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  (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4 (a) (1) (i)  [X]            Rule 12h-3 (b) (1) (ii)  [ ]
       Rule 12g-4 (a) (1) (ii) [ ]            Rule 12h-3 (b) (2) (i)   [ ]
       Rule 12g-4 (a) (2) (i)  [ ]            Rule 12h-3 (b) (2) (ii)  [ ]
       Rule 12g-4 (a) (2) (ii) [ ]            Rule 15d-6               [ ]
       Rule 12h-3 (b) (1) (i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 241

     Pursuant to the requirements of the Securities Exchange Act of 1934, Sklar Corporation, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: June 30, 1998                     BY: /s/ Michael Malinowski
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                                            Michael Malinowski,
                                            Chief Financial Officer